Exhibit 99.1

Penn Treaty American Corporation

2500 Legacy Drive, Suite 130

Frisco, Texas 75034

469-287-7044

www.penntreatyamerican.com

August 21, 2012

Dear Shareholder:

The purpose of this letter is to provide you with an update regarding the proceedings relating to the Pennsylvania Insurance Commissioner’s efforts to liquidate Penn Treaty American Corporation’s (“PTAC”) direct and indirect subsidiaries, Penn Treaty Network America Insurance Company (“PTNA”) and American Network Insurance Company (“ANIC”), as well as certain unaudited financial information of PTAC.

As I have previously reported, in January 2009, the Commissioner, with our consent, obtained Orders of the Commonwealth Court of Pennsylvania (the “Court”) placing PTNA and ANIC into rehabilitation.  In October 2009, the Commissioner filed petitions seeking to convert these rehabilitations into liquidations.  The Boards of Directors of PTAC, PTNA, and ANIC believe that liquidation of PTNA and ANIC is not warranted under the applicable standard for converting a rehabilitation to a liquidation, and that a thorough and aggressive rehabilitation is in the best interest of the policyholders of PTNA and ANIC, as well as the shareholders of PTAC.  Therefore, PTAC, and I, in my capacity as Chairman of the Boards of Directors of PTAC, PTNA, and ANIC, intervened in the proceedings to contest the liquidation petitions.  We have argued that the Commissioner cannot meet his burden of establishing that continued rehabilitation would be futile or would substantially increase the risk of loss to, among others, policyholders.  We retained legal counsel and several experts to assist us in contesting the Commissioner’s efforts.

On May 3, 2012, after 32 days of trial testimony and closing arguments conducted intermittently from January 2011 until February 2012, and the submission of post-trial briefing, the Court entered a 162-page Memorandum Opinion (the “Opinion”) and accompanying Order that, among other things, denied the petitions to convert the rehabilitations into liquidations.  The Order also required the Commissioner to develop a plan of rehabilitation of PTNA and ANIC in consultation with PTAC and me, and to submit the plan for the Court’s consideration by August 1, 2012.  The Court’s Opinion and Order are available for downloading and viewing at the Investor News section of PTAC’s website under Announcements Regarding Rehabilitation Plan (http://www.penntreatyamerican.com/investornews.asp).  The Commissioner subsequently requested an extension of time of an additional 90 days to submit a rehabilitation plan.  The Court extended the Commissioner’s deadline to submit a rehabilitation plan until October 30, 2012.

The expenses associated with this proceeding have been very significant.  Therefore, on May 23, 2012, PTAC and I filed a petition with the Court seeking reimbursement of certain of our expenses from PTNA and ANIC (the “Fee Petition”).  On June 11, 2012, the Commissioner filed a certificate stating that he did not object to the Fee Petition.  On July 6, 2012, the Court entered an Order granting the Fee Petition and directing the Commissioner to reimburse the Intervenors for certain professional fees, costs, and other expenses of the defense of this proceeding in equal amounts from PTNA and ANIC in the total amount of $4,840,472.49.  On July 16, 2012, the Commissioner paid the full amount due under the Fee Petition.

On May 14, 2012, the Commissioner filed a post-trial motion requesting the Court to reverse its May 3, 2012 Opinion and Order and instead grant the petitions to convert the rehabilitations into liquidations.  PTAC and I filed legal papers opposing the Commissioner’s post-trial motion, and the matter is currently awaiting the Court’s decision.

PTAC and I, as Intervenors, continue to incur professional fees, costs, and other expenses of the defense of this proceeding, and intend to periodically file supplemental fee petitions with the Court seeking reimbursement as appropriate.

As I have previously reported, on May 10, 2010, the Commissioner filed a lawsuit against PTAC in which he sought recovery of approximately $2.3 million relating to alleged obligations of PTAC to reimburse PTNA for paid time off obligations of PTNA employees and to pay PTNA a portion of a federal income tax refund received by PTAC.  On May 25, 2011, the Commissioner filed a motion for partial summary judgment in which he argued that he is entitled to recovery as a matter of law and without a trial.  Thereafter, PTAC filed legal papers opposing the motion for partial summary judgment and, on February 1, 2012, the Court denied the motion.  On July 20, 2012, the Commissioner and PTAC entered into a Settlement Agreement and Release.  Pursuant to the Settlement Agreement and Release, on July 23, 2012, PTAC paid the settlement sum of $1.2 million to PTNA, and on July 24, 2012, the Commissioner filed a Praecipe to Discontinue with the Court settling, discontinuing, and ending the lawsuit between the Commissioner and PTAC.

The following is certain unaudited financial information of PTAC that does not include financial information relating to PTAC’s direct or indirect subsidiaries (those subsidiaries are in rehabilitation or are owned by a company in rehabilitation).  The following unaudited financial information is not and should not be construed to be a statement of shareholders’ equity.  All financial information in this letter is as of July 31, 2012 and is internally prepared without independent review or audit.

Cash & Marketable Securities	$2,259,509
Installment Receivable	286,754
Note Receivable	3,563,211
Accounts Payable	(21,713)
Accrued Pension Benefit	(800,000)

As I have previously reported, PTAC’s installment receivable and a note receivable relating to the sale by PTAC of a former subsidiary to LTC Global, Inc. is affected to some degree by the extent to which PTNA and ANIC continue to pay commissions to their agents.  The total amounts that PTAC may collect under the installment receivable and note and through any supplemental fee petitions are uncertain.

Although the Commissioner has filed the post-trial motion seeking to reverse the Court’s May 3, 2012 Opinion and Order, the Commissioner has also verbally stated during meetings that he is committed to the rehabilitation of PTNA and ANIC.  Following the May 3, 2012 Opinion and Order, the Commissioner has appointed for the first time in these proceedings a Deputy Rehabilitator of PTNA and ANIC, Patrick Cantilo.  The Commissioner has also recently formed a Penn Treaty Rehabilitation Advisory Committee (“PTRAC”) in an effort to forge rehabilitation approaches for PTNA and ANIC.  PTRAC’s membership includes the Commissioner, Deputy Rehabilitator Cantilo, other members of the Commissioner’s team, as well as PTAC’s Director, William Hunt, Jr., the Intervenors’ legal counsel, Douglas Y. Christian, actuary Karl Volkmar, and myself.  PTRAC is actively meeting to work on possible rehabilitation approaches and plans to continue meeting on a monthly basis and to work on interim projects together pending the submission of a rehabilitation plan.  The outcomes of the Commissioner’s post-trial motion and any appeal of the May 3, 2012 Opinion and Order, of PTRAC’s work, and of any rehabilitation approaches are uncertain.  I will contact you again as circumstances warrant.

Thank you for your continued support of our company.

Sincerely,

/s/ Eugene J. Woznicki
Eugene J. Woznicki
President/Chairman of the Board

Many of the statements in this letter are forward looking, including statements regarding the rehabilitation proceedings, supplemental fee petitions, and our receivables, and are based on the reasonable assumptions of PTAC’s management and board of directors at the time of this letter.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those expressed or implied by any forward-looking statements.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.